Exhibit 10.7

SECOND AMENDED AND RESTATED EXECUTIVE AGREEMENT

This Second Amended and Restated Executive Agreement (this “Agreement”), dated, October 19, 2021 (“Effective Date”), amends and restates in its entirety that certain Amended and Restated Executive Agreement dated and effective June 21, 2021 (the “Original Agreement”) by and between Greg Vance (“Executive”) and TradeStation Group, Inc., a Florida corporation (as further defined in Section 1 below, the “Company”).

RECITALS

A. It is expected that the Company’s parent company (“Parent Company”) may from time to time consider the possibility of an acquisition of the Company by another company or other change in control of the Company.

B. It is also expected that Parent Company may from time to time consider a transaction with respect to the Company that is a “Qualifying Event” (as defined below).

C. The members of the Board of Directors of the Company who are not executives of the Company (the “Uninterested Members”), which include two of the members of the Compensation Committee of the Board of Directors of Parent Company (the “Parent Committee”), and the Parent Committee, recognize that such considerations can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Parent Committee has determined that it is in the best interests of the Company, and of Parent Company (as sole shareholder of the Company on the date hereof), and its shareholders, to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a change in control of the Company or a Qualifying Event, as well as to provide Executive with additional incentive to motivate Executive to maximize the value of the Company for the benefit of the Company and Parent Company and its shareholders, whether through a Change in Control, a Qualifying Event, or otherwise.

NOW, THEREFORE, the Company and Executive, intending to be legally bound, agree as follows:

1. Definitions. The following capitalized terms used in this Agreement shall have the following meanings, and constitute terms and conditions of this Agreement:

“Acquiror” shall mean the acquiror(s) or owner or ownership group of the Company, or surviving entity or successor, as a result of a Change in Control.

“Annual Bonus Target Award” shall mean (a) prior to a Qualifying Event, with respect to Executive, the highest of (i) an amount equal to 85% of Executive’s Base Salary, (ii) an amount equal to a greater percentage of Executive’s Base Salary, if a greater percentage, as approved by the Compensation Committee, is used to determine Executive’s annual target bonus after the date of this Agreement, and (iii) the actual percentage of Base Salary Executive earned as an annual bonus with respect to either of the two most recent Company fiscal years completed before a Change in Control or a termination event specified in Section 4; and (b) upon and following the occurrence of a Qualifying Event, the highest of (i) an amount equal to 75% of Executive’s Base Salary, (ii) an amount equal to a greater percentage of Executive’s Base Salary, if a greater percentage, as approved by the Compensation Committee, is used to determine Executive’s annual target bonus after the date of the Qualifying Event, and (iii) the actual percentage of Base Salary Executive earned as an annual bonus with respect to either of the two most recent Company fiscal years that have been completed after the occurrence of the Qualifying Event.

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“Base Salary” shall mean the higher of (a) Executive’s base salary on the date of this Agreement, and (b) any increased base salary Executive may receive through annual or other increases after the date of this Agreement.

“Change Effective Date” shall mean the date that closing of, under, or pursuant to the Definitive Agreement, and/or the Change in Control, occurs.

“Change in Control,” “Cause,” and “Disability” shall have the meanings ascribed to them in the Amended and Restated TradeStation Group, Inc. Long Term Cash Incentive Plan (Effective January 30, 2018, as amended and restated effective March 31, 2020) (the “LTI Plan”). For the avoidance of doubt, a SPAC-related transaction of the kinds described under the definition of Qualifying Event where Parent Company retains thereafter beneficial ownership of, and the right to vote, a majority of the issued and outstanding shares of the Company shall not constitute a Change in Control.

“Change in Control Payments” are the payments (and vesting and issuance and/or payment of Equity Awards, if applicable) described in Section 2 of this Agreement.

“Company” shall mean TradeStation Group, Inc., a Florida corporation, and its successors and assigns, including but not limited to, upon or in connection with a Qualifying Event or Change in Control, any entity or vehicle which succeeds to the business and assets of TradeStation Group, Inc., directly or indirectly, as part of, or to achieve consummation and effectiveness of, the Qualifying Event or Change in Control.

“Compensation Committee” shall mean, if the Company’s board of directors does not have a compensation committee, the Parent Committee, and, if the Company’s board of directors does have a compensation committee, shall mean such compensation committee of the Company’s board of directors. For as long as “Compensation Committee” means the Parent Committee, the Parent Committee may, in its discretion, delegate to the Chairman of Parent Company the right to receive and give notices, and give approvals, of the Compensation Committee under this Agreement.

“Deferred Bonus Amounts” shall mean the portion(s) of any annual bonus award(s), or any dollar amount allocated in a similar or separate retention bonus program, relating to results or performance for a completed Company fiscal year the payment of which is, or has been, deferred to, or scheduled to vest and be paid on, a later date, or any other retention bonus or award, whether or not tied to an annual bonus or bonus year or Company performance or results (other than LTI Target Awards, which are handled separately in this Agreement). As of the date of this Agreement, the only Deferred Bonus Amount applicable to Executive is $473,344, which equals 75% of Executive’s annual bonus award relating to results and performance for the fiscal year ended March 31, 2021 and which is due to be paid on March 31, 2023 provided that Executive is employed by the Company on that date (unless it is to be paid earlier under a specific provision of this Agreement).

“Definitive Agreement” shall mean the definitive acquisition, merger or other agreement for the transaction(s) that will result in a Change in Control.

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“Double Trigger Event” shall mean the later to occur of the following two events (and both such events must occur): (a) a Change in Control; and (b) Executive’s employment is terminated without Cause, due to death or Disability, or Executive resigns or otherwise terminates Executive’s employment with Good Reason at any time during the period commencing on the first day of the Interim Period and ending on the second anniversary of the Change Effective Date (the “Double-Trigger Period”).

“Equity Awards” shall mean the “Initial Equity Awards” (as defined in Section 6) and “Other Equity Awards” (as defined in Section 6), or such other equity awards into which the Initial Equity Awards or Other Equity Awards are converted, or equity awards issued in substitution for the Initial Equity Awards or Other Equity Awards. Equity Awards shall be granted only if there has been a Qualifying Event.

“Equity Compensation Plan” shall mean an “umbrella” equity compensation plan consistent with equity compensation plans adopted by similarly situated companies, as same may at any time or from time to time be amended, restated or replaced, having an initial term of ten (10) years, and an initial reserved pool of 6.7% of Total Outstanding Shares and an “evergreen” provision to add to the pool up to 3% of Total Outstanding Shares annually, under which the Company has the right, but not the obligation, to grant to executives, employees and other service providers (including independent directors), restricted stock, restricted stock units (each, an “RSU”), performance shares, performance share units (each, a “PSU”), stock options and other types of equity-based awards commonly included in such types of plans of publicly traded companies listed on NYSE and Nasdaq (and pursuant to which the Equity Awards are to be issued), and which would become effective upon the consummation or effective date of a Qualifying Event.

“Good Reason” shall mean the occurrence of any of the following without Executive’s express written consent: (a) a significant and material diminution in Executive’s position, responsibilities, reporting responsibilities or title; or (b) a reduction in Executive’s Base Salary or Annual Bonus Target Award (i.e., a reduction in the percentage of Base Salary used to determine the target award amount) or other benefits; or (c) requiring Executive to move to another location in the United States (or anywhere outside of the United States) to perform Executive’s employment duties.

“Incentive Award” shall mean an amount equal to the percentage of the Total Consideration described in Schedule A to this Agreement.

“Interim Period” shall mean the date commencing 90 days prior to the date of the execution of a Definitive Agreement and ending on the Change Effective Date.

“LTI Target Award” shall mean, with respect to Executive, each outstanding, unpaid Target Award for Executive under the LTI Plan, if any, as of the Change Effective Date with respect to the provisions of Section 2, and as of the date of termination of employment under Section 7. “LTI Target Award” also generally means the long-term incentive awards under the LTI Plan to be granted to Executive under Section 5(b).

“Pre-QE Equity Value” shall mean the “pre-money” equity value of the Company immediately prior to a Qualifying Event (i.e., before taking into account the investments made by third parties as part of, or pursuant to, the Qualifying Event) which has been set by the economic terms of the transaction documents for the Qualifying Event.

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“Qualifying Event” shall mean any of the following events, provided that such event is not in connection with or part of, and does not result in, and is not part of a plan to result in, a Change in Control: The Company, on or prior to March 31, 2022, becomes a listed company on NYSE or Nasdaq pursuant to (a) a transaction or series of transactions involving a special purpose acquisition company (a “SPAC”) in which (i) the Company becomes a subsidiary or affiliate of such SPAC, or otherwise merges with such SPAC, and (ii) a class of equity securities or a class of stock of (A) such SPAC, (B) a direct or indirect parent of such SPAC or (C) a subsidiary of such SPAC, in any such case are or will become listed on NYSE or Nasdaq, or (b) an initial public offering, or “IPO,” by the Company.

“Retirement” shall mean Executive’s voluntary termination of employment with the Company (and each of its affiliates, if applicable), provided, that (a) Executive provided at least six months written notice to the Company of Executive’s intention to retire (the “Notice Period”), (b) at the commencement of the Notice Period, Executive has attained the age of 62 and the sum of the years or continuous service completed by Executive plus Executive’s age is greater than or equal to 72, and (c) the Executive remains employed with the Company during the Notice Period and has not committed any act or omission that would be a basis for a termination by the Company for Cause.

“Total Consideration” shall mean the total enterprise value with respect to the merger, acquisition or other transaction or series of transactions which is to effect a Change in Control, which shall equal (a) the sum of (i) the gross value of all cash, securities and other property paid or to be paid by or on behalf of the Acquiror to or for the benefit of the Company’s shareholders for the equity or assets of the Company, plus (ii) the principal amount of any outstanding indebtedness for borrowed money and preferred stock of the Company or its affiliates directly or indirectly assumed, refinanced, redeemed, retired, or defeased in connection with the Change in Control, (b) minus (i) Excess Cash that has not been distributed or otherwise paid to the Company’s shareholders as part of, or in connection with, the Change in Control transaction, and (ii) the Investment Deduction Amount, if any. “Excess Cash” shall mean the amount on the Change Effective Date, if any, by which Company cash and cash equivalents (excluding cash and cash equivalents held for the benefit of customers or other third parties) exceed what the parties to the transaction deem or otherwise agree to be minimum or required working capital. “Investment Deduction Amount” shall mean, with respect to each Investment, the sum of (x) the Investment Cost, and (y) an amount equal to 15% per annum of the Investment Cost, compounded annually, measured over the period beginning the day following the closing of the Investment and ending with, and including, the date of the Definitive Agreement. “Investment” shall mean, if closed at any time after July 28, 2020 and prior to the date of the Definitive Agreement, the acquisition by the Company of an unaffiliated company or business, or ownership interests therein. “Investment Cost” shall mean the acquisition cost to the Company of the Investment. For all purposes of this definition, total enterprise value and its components described above shall be determined in a manner that is in accordance with customary financial practices used by certified public accounting and investment banking firms in the valuation of business organizations like the Company for the purpose of calculating success fees for the type of transaction set forth in the Definitive Agreement.

“Total Outstanding Shares” means, as of the time immediately following the Qualifying Event, or any specified date thereafter, the number of fully diluted shares of capital stock of the Company.

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2. Change in Control Payments to Executive Before and After a Qualifying Event. Concurrently with the Change in Control, if Executive remains employed by the Company on the Change Effective Date and there has been no Qualifying Event prior to such Change in Control, the Company shall pay to Executive, on or as promptly following the Change Effective Date as reasonably practicable, but in all events within 60 days following the Change Effective Date, in cleared funds, in United States Dollars, the sum of the following amounts:

(a) an amount equal to 12 months (one full year) of Base Salary;

(b) an amount equal to the Annual Bonus Target Award;

(c) with respect to the fiscal year in which the Change in Control occurs, in addition to the payment described in Section 2(b) above, and payment in full of Executive’s annual bonus for, if applicable, a fiscal year recently completed which had not yet been paid by the Change Effective Date, a fraction of the Annual Bonus Target Award for the fiscal year in which the Change in Control occurs, the numerator of which is the number of days of such fiscal year that have elapsed through and including the Change Effective Date, and the denominator of which is 365;

(d) an amount equal to the sum of all unpaid Deferred Bonus Amounts;

(e) an amount equal to the sum of all LTI Target Awards, using the applicable calculation for change-in-control payments set forth in Section III.E(i) (clause “(x)” or “(y),” as applicable) of the LTI Plan;

(f) the sum of the Incentive Award; and

(g) an amount (whether or not Executive elects COBRA) equal to 159% of 24 months of COBRA premiums that would be payable for Executive and Executive’s eligible dependents’ continued coverage under the Company group health insurance plan if Executive had elected COBRA (and these payments will be counted as coverage pursuant to COBRA to the maximum extent permitted under applicable law).

If, after a Qualifying Event, a Double Trigger Event occurs, the Company shall pay to Executive, in cleared funds, in United States Dollars, the sum of the following amounts:

(i) an amount equal to 24 months (two full years) of Base Salary;

(ii) an amount equal to two (2) times the Annual Bonus Target Award;

(iii) with respect to the fiscal year in which the Double Trigger Event occurs, in addition to the payment described in Section 2(ii) above, and payment in full of Executive’s annual bonus for, if applicable, a fiscal year recently completed which had not yet been paid by the date of the Double Trigger Event, a fraction of the Annual Bonus Target Award for the fiscal year in which the Double Trigger Event occurs, the numerator of which is the number of days of such fiscal year that have elapsed through and including the Double Trigger Event date, and the denominator of which is 365;

(iv) an amount equal to the sum of all unpaid Deferred Bonus Amounts;

(v) an amount equal to the sum of all LTI Target Awards, using the applicable calculation for change-in-control payments set forth in Section III.E(i) (clause “(x)” or “(y),” as applicable) of the LTI Plan; and

(vi) an amount (whether or not Executive elects COBRA) equal to 159% of 24 months of COBRA premiums that would be payable for Executive and Executive’s eligible dependents’ continued coverage under the Company group health insurance plan if Executive had elected COBRA (and these payments will be counted as coverage pursuant to COBRA to the maximum extent permitted under applicable law).

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In addition to the foregoing, with respect to Equity Awards outstanding immediately prior to a Change in Control occurring after a Qualifying Event:

(x) All outstanding PSU awards, and performance share and other performance-based awards, if any, shall automatically 100% vest and be issued (or cash in lieu thereof shall be paid) at their target amounts on the Change Effective Date (without the requirement of there having been a Double Trigger Event); and

(y) If the Acquiror does not seamlessly assume Executive’s then-outstanding Equity Awards and the related award agreements, or provide substitute awards on the same terms and conditions (and in a manner that continues to provide that such awards will vest or be exercisable (as applicable), and shares underlying such awards may be sold as registered shares listed on NYSE or Nasdaq in the same manner as before such assumption), all outstanding RSU awards, and restricted stock or similar time-based awards, if any, shall automatically 100% vest and be issued (or cash in lieu thereof shall be paid) on the Change Effective Date (without the requirement of there having been a Double Trigger Event), and if the Acquiror does seamlessly assume or substitute such Equity Awards and related award agreements, all outstanding RSUs, and restricted stock and other time-based awards, if any, shall continue to vest in accordance with the terms and provisions of the Equity Compensation Plan (or substituted plan) and such awards and award agreements (or substituted awards and agreements), provided that they shall automatically 100% vest and be issued (or cash in lieu thereof shall be paid) upon the occurrence of a Double Trigger Event.

With respect to the payments to be made upon a Double Trigger Event, all such payments shall be made to Executive or Executive’s estate or legal guardian on or as promptly following the occurrence of the Double Trigger Event as reasonably practicable, but in all events within 60 days following the occurrence of such Double Trigger Event, in cleared funds, in United States Dollars.

3. Taxes and 280G Cutback. The Change in Control Payments will be subject to any applicable income tax withholding laws, rules and regulations pursuant to the U.S. Internal Revenue Code (the “Code”). Notwithstanding any provision of this Agreement to the contrary, if it shall be determined that any benefit provided to Executive or payment or distribution by or for the account of the Company to or for the benefit of Executive, whether provided, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise Executive would receive from the Company under this Agreement or otherwise in connection with a Change in Control (each, a “Payment”) (i) constitutes a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section 3, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive will be entitled to receive either (a) the full amount of the Payments or (b) a portion of the Payments having a value equal 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code, whichever of (a) and (b), after taking into account applicable federal, state, and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis of the greatest portion of the Payments. Any determination required under this Section 3 shall be made in writing by the Company’s independent, certified public accounting firm or such other certified public accounting firm as may be designated by the Company prior to the Change in Control (the “Accounting Firm”), whose determination shall be conclusive and binding for all purposes upon the Company and Executive. For purposes of making the calculations required by this Section 3, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. If there is a reduction pursuant to this Section 3 of the Payments to be delivered to Executive, such payments shall be reduced to the extent necessary to avoid application of the excise tax in the following order: (i) any cash severance based on a multiple of Base Salary or Annual Bonus Target Award, (ii) any other cash amounts payable to Executive, (iii) benefits valued as parachute payments, and (iv) acceleration of vesting of any Equity Awards.

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4. Termination of Executive During the Interim Period Prior To a Qualifying Event. If there has not been a Qualifying Event, and Executive’s employment with the Company is terminated without Cause, or due to Executive’s death or Disability, or Executive resigns employment with Good Reason, in each case, at any time during the Interim Period, Executive shall nevertheless receive all of the Change in Control Payments described in Section 2(a) through 2(g) at the time such payments under Section 2(a) through 2(g) would be due had Executive remained employed by the Company. If there has not been a Qualifying Event, any termination of employment prior to the commencement of the Interim Period will not entitle Executive to those payments, except as determined by the Company in accordance with applicable plans, award agreements, deferred bonus payment arrangements, if any, Company severance policies or otherwise in its discretion.

5. Base Salary; Annual and Long-Term Bonus Grants.

(a) Executive’s base salary is currently $400,000 per annum. As long as Executive is employed by the Company, Executive’s base salary shall not be lower than it is on the date of this Agreement, and if Executive, solely in the discretion of the Company, as approved by the Compensation Committee, receives any increases in base salary after the date hereof, Executive’s base salary shall not thereafter be lower than the amount to which it has been increased.

(b) Unless a Qualifying Event has occurred, during the first fiscal quarter (April 1 to June 30) of each fiscal year that Executive remains employed by the Company, commencing with the April 1- June 30, 2021 fiscal quarter, until such time, if any, as the Qualifying Event or Change Effective Date occurs, Executive shall be granted an LTI Target Award. The 2021 and 2022 first fiscal quarter grants shall each be a Time-Based Award for a three-year Performance Cycle (as such terms are defined in the LTI Plan), commencing April 1, 2021 and April 1, 2022, respectively, in an amount at least equal to the LTI Target Award granted to Executive for the three-year Performance Cycle which commenced April 1, 2020. LTI Target Award grants thereafter, commencing with the grant for the Performance Cycle commencing April 1, 2023, shall be as determined by the Company and approved by the Compensation Committee, in each’s sole discretion. Notwithstanding any of the foregoing to the contrary, if a Qualifying Event or a Change Effective Date occurs there shall be no further LTI Target Awards (and if the Qualifying Event occurs on or prior to March 31, 2022, the LTI Target Award with respect to the three-year Performance Cycle commencing April 1, 2021, if it has been issued, shall automatically be deemed cancelled); provided, however, that any and all other outstanding LTI Target Awards (i.e., the awards granted for the performance cycles ending March 31, 2022 and 2023) shall continue in effect and be paid in accordance with the terms of their respective award agreements and this Agreement. The Company may, in its discretion, delay until March 31, 2022 (to see if a Qualifying Event occurs on or prior to such date) the grant of the LTI Target Award for the three-year Performance Cycle commencing April 1, 2021, but if no Qualifying Event has occurred on or prior to such March 31, 2022 date such LTI Target Award shall be granted and shall not be forfeitable.

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(c) During the first fiscal quarter (April 1 to June 30) of each fiscal year that Executive remains employed by the Company, commencing with the April 1- June 30, 2021 fiscal quarter, until such time, if any, as the Change Effective Date occurs, Executive is hereby granted, and shall have, an Annual Bonus Target Award, in an amount (notwithstanding anything to the contrary contained in the Section 1 definition of “Annual Target Bonus Award”) at least equal to 85% of Executive’s Base Salary; provided, however, that if a Qualifying Event occurs such Annual Bonus Target Award shall thereafter be in an amount at least equal to 75% of Executive’s Base Salary, including for the fiscal year in which the Qualifying Event has occurred. The Company performance results or metrics which determine whether and to what extent the Annual Bonus Target Award amount has been achieved, and other material terms of the award, shall be as determined by the Company, and approved by the Compensation Committee, in each’s sole discretion. The parties acknowledge that the performance results and metrics, and related details, with respect to the Annual Bonus Target Award for the fiscal year ending March 31, 2022 may not be determined until after June 30, 2021.

6. Equity Awards. If and as the Company takes further steps to engage in a transaction that would constitute a Qualifying Event, it shall put into effect, and Parent Company shall approve, with its effectiveness conditioned upon the occurrence of the Qualifying Event, the Equity Compensation Plan. The underlying shares reserved with respect to the Equity Compensation Plan shall equal at least the number of shares required to cover the Initial Equity Awards and shall be registered through filing with the Securities and Exchange Commission an appropriate Form S-8 registration statement concurrently with the Qualifying Event. The “Initial Equity Awards,” which shall be granted as soon as practicable after the effective date of the Qualifying Event, and shall be based on Pre-QE Equity Value, shall mean and consist of: (a) an initial “staking” grant of RSUs equal to the number of shares of common stock of the Company which represents 0.41765% of the Pre-QE Equity Value, and which shall be a time-based award that vests 25% on each of the next four anniversaries of the grant date (fully vested on the fourth anniversary of the grant date); and (b) an initial annual grant of RSUs and PSUs (to consist of 50% RSUs and 50% PSUs) with (i) a grant date fair value equal to $1,000,000 (with the number of RSUs and PSUs to be calculated based on the proportion of such dollar amount to Pre-QE Equity Value), (ii) the RSUs having a 4-year vesting period commencing April 1, 2021 (time-based awards vesting ratably at 25% on the next four anniversaries of April 1, 2021) and (iii) the PSUs having a 3-year cliff vesting period (100% vested, subject to performance goal achievement in the 3-year performance cycle, at the end of the 3-year performance cycle – March 31, 2024 for such initial annual grant, and with such performance goals to be separate, independently calculated measurements of cumulative revenue and of account growth, to be modified 20% up or down based on total shareholder return over such 3-year period as compared to an appropriate index or peer group, the details of all of which shall be as approved by the Compensation Committee). Executive shall receive an annual grant of equity-based awards each year thereafter, to be granted in the first fiscal quarter (April 1 – June 30) of each such subsequent fiscal year, of a type or types, and in such amount or amounts, and pursuant to such vesting structures and other terms and conditions, as the Compensation Committee shall each such year approve. Calculation of value of the shares of annual grants after the Initial Equity Awards may be based on any reasonable method authorized under the Equity Compensation Plan and/or related award agreement, such as closing price the trading day immediately before, or on, the date of grant, or a recent average of closing prices immediately before or through the date of grant. Annual grants made after the Initial Equity Award annual grant, together with any other equity-based awards that may be granted to Executive after the Initial Equity Awards, are defined as “Other Equity Awards.”

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7. Termination of Employment After a Qualifying Event But Outside of the Double-Trigger Period. If, after the occurrence of a Qualifying Event, Executive’s employment is terminated without Cause, due to death or Disability, or Executive resigns or otherwise terminates Executive’s employment with Good Reason, in each case, at any time outside of (meaning before or after) the Double-Trigger Period, Executive or Executive’s estate or legal guardian shall receive on or as promptly following the date of employment termination as reasonably practicable, but in all events within 60 days following the date of employment termination, in cleared funds, in United States Dollars, all of the amounts set forth in Section 2(a) through (g) of this Agreement, except for the Incentive Award (for the purposes of this Section 7, all references to Change in Control and Change Effective Date in Section 2(a) through (g) as an event or a date shall mean employment termination as the event and the employment termination date as the date). In addition to such payments, Equity Awards shall be treated as follows: (a) with respect to the number of RSUs, and restricted stock and similar time-based awards, if any, that would have vested after the date of employment termination and at or prior to the end of the fiscal year in which such employment termination occurs, such number of unvested RSUs, restricted stock and other time-based awards after being multiplied by a fraction, the numerator of which is the number of days Executive had been employed in such fiscal year and the denominator of which is 365 (except that if the employment termination is due to death or Disability, all unvested RSUs, restricted stock and time-based awards then held by Executive will automatically be 100% vested upon such death or Disability), and (b) with respect to the number of PSUs, and performance shares and other performance-based awards, if any, outstanding that would vest, if earned, upon completion of each of their respective performance cycles had Executive’s employment continued, such number of earned PSUs, performance shares and other performance-based awards for each such performance cycle after being multiplied by a fraction, the numerator of which is the number of days Executive had been employed during each such performance cycle and the denominator of which is the total number of days in each such performance cycle. Notwithstanding anything in this Section 7 to the contrary, if a Definitive Agreement is signed on a date after Executive’s termination of employment which causes Executive’s employment termination date to be within the Interim Period, a Double Trigger Event shall be deemed to have occurred on the Change Effective Date, the provisions of Section 2(i) – (vi), and of clauses (x) and (y) thereafter, shall then govern and apply, and any payments or issuances made above shall be appropriately adjusted or supplemented to obtain such result.

8. Retirement. If, at any time, Executive’s termination of employment is due to Retirement, Executive will receive within 7 days following such Retirement (in addition to what Executive may be entitled for Retirement under the LTI Plan and then-outstanding awards and award agreements, if any) all then unpaid Deferred Compensation, if any, and a fraction of the Annual Bonus Target Award for the fiscal year in which Retirement occurs, the numerator of which is the number of days of such fiscal year that have elapsed through and including the date of Retirement, and the denominator of which is 365. If there are Equity Awards outstanding and unvested at the time of Retirement, Executive’s grants shall continue to vest in accordance with the terms thereof (as set forth in the Equity Compensation Plan and applicable award agreements), for both PSUs and RSUs and any Other Equity Awards that have been granted, in the same manner and on the same schedule as they would vest if no Retirement had occurred and Executive had remained employed through all scheduled vesting periods.

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9. Release of Claims. As a condition to Executive receiving the payments under Section 2, 4 or 7, Executive shall execute and deliver to the Company the Company’s standard Confidential Severance Agreement and General Release (excluding from such release the Company’s obligations under this Agreement) used by the Company when severance payments are made.

10. Agreement Regarding Employment. Executive confirms and agrees that Executive’s Agreement Regarding Employment with the Company, including all confidentiality, restrictive covenants and ownership of work product provisions therein, survive this Agreement and any termination of employment (whether or not a Change in Control or Qualifying Event will be occurring) in accordance with those terms.

11. Termination of Employment. Subject to the terms of this Agreement, including Company’s obligations to Executive with respect to payments and Equity Awards upon certain circumstances of employment termination as herein set forth, the Company may terminate Executive’s employment at any time, with or without advance notice, and with or without Cause. Similarly, Executive may resign from employment at any time, with or without advance notice, voluntarily or for Good Reason, or, if the definition is met, as a Retirement.

12. Other Rights and Benefits. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Executive may qualify, nor shall anything in this Agreement limit or reduce rights Executive may have under other agreements with the Company or any of its affiliates, including Parent Company.

13. Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid, or a recognized overnight courier service, or when sent by email or scan/PDF email to the proper email address of the party to whom it is sent. In the case of Executive, mailed or courier-delivered notices will be addressed to Executive at the home address listed in the Company’s payroll records. In the case of the Company, mailed or courier-delivered notices will be addressed to its corporate headquarters, and all notices will be directed to the President, Chief Financial Officer and Chief Legal Officer of the Company, and to the Chairman of the Compensation Committee.

(b) Notice of Termination. Any termination of Executive’s employment by the Company without Cause, or for Cause, or by Executive for Good Reason, as a result of a voluntary resignation, or for Disability, or as a Retirement, will be communicated by a notice of termination to the other party (and also to the Chairman of the Compensation Committee). Such notice will indicate the specific termination definition/provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the definition/provision so indicated, and will specify the termination date.

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14. Miscellaneous Provisions.

(a) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive)(as approved by the Compensation Committee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) between the Company and Executive with respect to the subject matter specifically herein covered, including but not limited to the Original Agreement.

(c) Amendment or Termination of Agreement; Continuation of Agreement. This Agreement may be changed or terminated only upon the mutual written consent of the Company and Executive. The written consent of the Company to a change or termination of this Agreement must be signed by an executive officer of the Company (other than Executive) after such change or termination has been approved by the Compensation Committee. Unless so terminated, this Agreement shall continue in effect for as long as Executive continues to be employed by the Company.

(d) Confidentiality. Without the prior written consent of the Company, Executive will not disclose to any person any of the terms, conditions or other facts with respect to this Agreement, except as required by law, and except to immediate family members who are informed of its confidentiality, and accountants, tax preparers, attorneys and similar professionals Executive may use to provide services or advice with respect to tax, accounting or legal issues related to this Agreement.

(e) Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive (and inure to the benefit of Executive’s estate or legal guardian, if and as applicable), and the Company and any Acquiror, and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, and their respective successors, assigns, heirs, executors and administrators, without regard to whether or not such person actively assumes any rights or duties hereunder; provided, however, that Executive may not assign any duties or rights hereunder, in whole or in part, without the written consent of the Company, which shall not be unreasonably withheld or delayed.

(f) Choice of Law. The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of New York. Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in Broward County, Florida.

(g) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect, and this Agreement shall, to the fullest extent lawful, be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible to fulfill the intent and purposes of this Agreement.

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(h) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Signature pages signed and delivered or exchanged by facsimile or scan/PDF email are as binding on the parties as original ink signatures delivered in person on the same counterpart. This Agreement, however executed, shall be deemed fully executed and delivered in the State of Florida.

(i) Section 409A. It is the intention of the parties that the payments and benefits to which Executive could become entitled pursuant to this Agreement comply with or are exempt from Code Section 409A. Consistent with Code Section 409A, Executive may not, directly or indirectly, designate the calendar year of payment of deferred compensation. To the extent any payment or benefit provided herein constitutes “nonqualified deferred compensation” under Code Section 409A, any reference to “termination of employment,” “discharge,” “resignation,” or “retirement” shall not be sufficient to constitute a payment event for purposes of Code Section 409A unless such event also constitutes a “separation from service” as defined by Code Section 409A. In the event that the timing of payments that would otherwise be considered “nonqualified deferred compensation” subject to Code Section 409A would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Code Section 409A; or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code.

If Executive is a “specified employee” as defined in Code Section 409A as of Executive’s separation from service, to the extent any payment under this Agreement constitutes deferred compensation (after taking into account any applicable exemptions from Code Section 409A) that is payable upon a separation from service, then, to the extent required by Code Section 409A, no payments due under this Agreement may be made until the earlier of: (1) the first day of the seventh month following the Executive’s separation from service; or (2) the Executive’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, with interest from the scheduled payment date to the date of actual payment at an annual rate equal to the prime rate as set forth in the Eastern edition of The Wall Street Journal on the business day immediately preceding Executive’s date of separation from service, on the first day of the seventh month following the Executive’s separation from service.

If the period during which Executive has discretion to execute and/or revoke a release of claims straddles two calendar years, the payment of compensation hereunder, to the extent such payment constitutes deferred compensation within the meaning of Code Section 409A, shall commence as soon as practicable in the second of the two calendar years, regardless of within which calendar year Executive actually delivers the executed release of claims. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of Section 409A of the Code.

Notwithstanding any provision of this Agreement to the contrary, in the event that the Compensation Committee determines that any payment or benefit hereunder may not or does not comply with Code Section 409A, the Compensation Committee may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Compensation Committee determines are necessary or appropriate to comply with the requirements of Code Section 409A. If this Agreement fails to meet the requirements of Code Section 409A, neither the Company nor its affiliates shall have any liability for any tax, penalty or interest imposed on Executive by Code Section 409A.

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Each of the parties has executed this Agreement, in the case of the Company and Parent Company, by its duly authorized officer, and in the case of Parent Company as authorized by the Parent Committee, on, and to be effective on and as of, the Effective Date.

TRADESTATION GROUP, INC.

By:	/s/ John Bartleman
John Bartleman, President and Chief Executive Officer

EXECUTIVE:

Signature:	/s/ Greg Vance
Greg Vance

Approved:

MONEX GROUP, INC. (as sole shareholder)

By:	/s/ Oki Matsumoto
Oki Matsumoto, Chairman (per authority granted by the Parent Committee)

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Schedule A

Incentive Award Formula, Calculation and Form of Payment

[Intentionally Omitted]

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